Exhibit 23.1.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 17, 2002, except for Note 8 and Note 9, for which the date is July 28, 2004, relating to the combined financial statements of The Metals Distribution Businesses of NAMD Inc. - Successor Entity, which is included in such Registration Statement. We also consent to the inclusion in the Registration Statement on Form S-1 of our report dated July 28, 2004 relating to the financial statement schedules of The Metals Distribution Businesses of NAMD Inc. - Successor Entity, which are also included in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

September 24, 2004